Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement’) is made and entered into as of the 18th day of October 2022 (the “Effective Date”) by and between F&M Bank Corp., a Virginia corporation (the “Corporation”), the Corporation’s wholly-owned subsidiary, Farmers & Merchants Bank (the “Bank”), and Lisa F. Campbell (“Employee”).

RECITALS

WHEREAS, the Corporation is a bank holding company engaged in the operation of a bank;

WHEREAS, Employee possesses the experience, knowledge, skills and expertise of value to the Corporation; and

WHEREAS, the Corporation wishes to retain Employee’s valuable services, and Employee wishes to make Employee’s services available to the Corporation on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows.

TERMS OF AGREEMENT

Section 1. Employment.

(a)  Employee shall be employed as Executive Vice President & Chief Financial Officer of the Corporation and of the Bank and shall discharge such duties and as may be assigned to her by the Corporation or the Bank from time to time.  Employee shall report to the Executive Vice President & Chief Operating Officer of the Corporation, unless otherwise determined by the Board of Directors (the “Board”) of the Corporation.

(b) References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

Section 2. Term and Renewal. The initial term of this Agreement shall begin on the Effective Date and shall end on December 31, 2024 unless earlier terminated as provided herein. However, on December 31, 2023, and each December 31 thereafter, the term of this Agreement shall be renewed and extended by one year, unless Employee or the Corporation gives notice to the other in writing, at least 90 days prior to the applicable December 31, that the term shall not be renewed and extended, such that, absent such notice of non-extension, the extended term of this Agreement on December 31, 2023, or the applicable anniversary thereof, shall be two (2) years. References in this Agreement to the “Term” shall mean the initial term of this Agreement and any renewal or extension thereof

Section 3. Exclusive Service. Employee shall devote her best efforts and full business time to rendering services on behalf of the Corporation in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated and shall perform her duties under this Agreement to the best of her abilities and in accordance with standards of conduct applicable to officers of banks.

Section 4.  Compensation and Benefits.

(a) Salary. As compensation while employed hereunder, Employee, during her faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $250,000.00, payable in accordance with the normal payroll procedures and schedule of the Corporation, but no less frequently than monthly. The Board of Directors of the Corporation (or the appropriate committee thereof), in its discretion, may increase (but not decrease, unless Employee provides written consent to such decrease) Employee’s base salary during the Term.  The amount of such annual base salary from time to time is referred to herein as the “Base Salary.”  Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Corporation.

(b) Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in all cash and non-cash employee benefit plans maintained by the Corporation for its  officers, subject to the terms and conditions of any such plans and to the Corporation’s right to amend or terminate such plans.

(c) Bonuses; Other Incentives.  Employee shall receive only such bonuses as the Board or the Compensation Committee of the Board, in its discretion, decides to pay to Employee, based on metrics, standards and parameters established from time to time.  It is anticipated that Employee will be provided an annual cash bonus opportunity during the Term of 25% to 35% of the Base Salary, paid no later than two and one-half months after the end of the year for which the annual bonus is awarded, subject to continued employment through the payment date.  It is also anticipated that Employee also will be provided an annual long-term incentive award (which may take the form of equity or equity-based grant) of up to 15% of the Base Salary, subject to a four-year vesting period.

(d) Expense Account. The Corporation shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Corporation’s business while she is employed hereunder. Such expenses will include business mileage, business meals, out-of-town lodging and travel expenses and other items identified in written rules and policies of the Corporation. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to Employee following receipt and verification of such reports. No reimbursement provided under this Section 4(d) during one calendar year shall affect the expenses eligible for reimbursement during another calendar year.

(e) Paid Time Off. Employee shall be entitled to the same paid time off policies as the Board of Directors of the Corporation may from time to time designate for all similarly situated full-time senior executive officers of the Corporation.

(g) Laptop; Cell Phone. While she is employed hereunder, the Corporation shall provide Employee with the use of a Bank-owned laptop and with a cell phone allowance, each in accordance with policies of the Corporation as may be adopted or as in effect from time to time.

(h) Relocation and Signing Bonus. Corporation will pay to Employee a relocation and signing bonus in the gross amount of $35,000.00 (the “Relocation Assistance and Signing Bonus”), payable on the first regular payroll date following her first day of employment with the Corporation.

(i) Clawback. If Employee’s employment hereunder is terminated by Employee within 24 months of the Effective Date, other than under Section 5(d)(4)(i) or (iii)-(vi), she will be responsible for repayment of 100% of the gross amount of the Relocation Assistance and Signing Bonus on the date of such termination of employment by Employee.

Section 5. Termination.

(a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of any party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 6, 7 and 8.

(b) Employee’s employment hereunder may be terminated by Employee upon two weeks written notice to the Corporation or at any time by mutual agreement in writing.  Upon such termination of employment, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination. Upon notice of such termination of employment, the Corporation, at its option, may relieve Employee of all duties.

(c) This Agreement shall terminate upon death of Employee; provided, however, that in such event the Corporation shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which her death occurs.

(d) (1) The Corporation may terminate Employee’s employment other than for “Cause”, as defined in Section 5(e), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Corporation for “Good Reason”, as defined in Section 5(d)(4), subject to the following. Employee must provide written notice to the Corporation of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason.  Upon delivery of such notice, the Corporation shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and Employee’s employment shall continue in effect during such time so long as the Corporation is making diligent efforts to cure.  In the event the Corporation shall remedy in good faith the event or condition constituting Good Reason, as determined by the Employee’s good faith and reasonable judgment, then such notice of termination shall be null and void, and the Corporation shall not be required to pay the amount due to Employee under this Section 5(d) (or under Section 5(i), if applicable.)  In the event Employee’s employment terminates pursuant to this Section 5(d), provided the Employee signs a release and waiver of claims in a form satisfactory to the Corporation, which the Corporation shall provide to Employee no later than the date of termination (the “Release”), and the Release has become effective within thirty (30) days of Employee’s date of termination:

(i) Employee shall continue to receive her Base Salary at the rate in effect immediately preceding such termination, for the number of months remaining in the Term or, if greater, 12 months (the “Severance Period”), such payments to be made at the times such payments would have been made in accordance with Section 4(a);

(ii) Employee shall receive any bonus or other short-term incentive compensation earned, but not yet paid, for the calendar year prior to the calendar year in which her employment terminates which shall be paid within thirty (30) days of Employee’s date of termination; and

 (iii) Employee shall receive a welfare continuance benefit in an amount equal to (x) twelve (12) times (y) the excess of the premium that would apply as of Employee’s date of termination for continued health, dental and vision coverage for Employee and her “qualified beneficiaries” (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)), if COBRA continuation were elected for such coverage, over the amount that Employee paid for such coverage immediately before the termination of her employment (the “Welfare Continuance Benefit”). Employee may use the Welfare Continuance Benefit, as Employee wishes, including for payment of insurance premiums.  The Welfare Continuance Benefit will be paid in a lump sum cash payment within thirty (30) days of Employee’s date of termination.

(2) Notwithstanding anything in this Agreement to the contrary:

(i) If Employee breaches Section 6 or 7, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 5(d); and

(ii) If, while she is receiving payments under this Section 5(d), Employee engages in conduct described in Section 7 and in Section 1 of the Restrictive Agreement (as defined below), such payments will cease and she will not thereafter be entitled to receive any compensation or benefits pursuant to this Section 5(d) even though such conduct occurs after the covenants contained in Section 7 and in Section 1 of the Restrictive Agreement have expired.

(3) Except as set forth in Section 5(d)(2), upon the timely execution and non-revocation of the Release, the Corporation’s obligation to pay Employee the compensation provided in Section 5(d)(1) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against her or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from Employee or from whosoever may be entitled thereto, for any reason whatsoever. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(4) For purposes of this Agreement, “Good Reason” shall mean:

(i) A material diminution in Employee’s authority, duties, or responsibilities as set forth in Section 1;

(ii) A notice of non-renewal/non-extension of this Agreement given by the Corporation under Section 2 of this Agreement;

(iii) Requiring Employee to maintain her principal office more than 30 miles from the location of Employee’s principal office as of the Effective Date;

(iv) The failure of the Corporation to provide Employee with either substantially the same fringe benefits as provided to her at the inception of this Agreement or with fringe benefits at least as favorable, in the aggregate, as fringe benefits generally available to senior executive officers of the Corporation;

(v) The Corporation’s failure to comply with any material term of this Agreement; or

(vi) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

(e) The Corporation shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, as defined herein, which termination shall be effective immediately. Termination for “Cause” shall mean termination for Employee’s personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties of Employee’s position, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Corporation’s assets (determined on a reasonable basis) or those of its Affiliates, material violation of the Corporation’s work rules or policies, material breach of any other provision of this Agreement, or the material omission or neglect in the performance of stated duties of Employee’s position that has caused or is reasonably likely to cause material financial or reputational injury to the Corporation, in each case which is not remedied by Employee (if reasonably capable of remedy) within thirty (30) days after the date the Corporation provides written notice to Employee of a detailed basis for such alleged event of Cause. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f) The Corporation may terminate Employee’s employment under this Agreement, by reason of Employee’s disability by giving to Employee written notice of its intention to terminate her employment for disability and her employment shall terminate effective on the later to occur of the ninetieth (90th) day thereafter or the date all accrued time off (sick, vacation, personal) has been expended (the “Period”) if within the Period Employee shall fail to return to the full-time performance of the essential functions of her position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than thirteen (13) consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and reasonably acceptable to Employee or her legal representative or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

(g) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s affairs by a notice served pursuant to the Federal Reserve Act, the Bank Holding Company Act of 1956 or the Federal Deposit Insurance Act or the Code of Virginia, each as amended, the Corporation’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended with any such payment made by March 15 following the calendar year in which such charges are dismissed.

(h) If Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation’s affairs by an order issued under the Federal Reserve Act, the Bank Holding Company Act of 1956 or the Federal Deposit Insurance Act or the Code of Virginia, each as amended, all obligations of the Corporation under this Agreement, and Employee’s obligations under Section 1 of the Restrictive Agreement (as defined below), shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(i) (1) If Employee’s employment is terminated without Cause or if she resigns for Good Reason within one year after a Change of Control shall have occurred, then, provided the Employee signs the Release, and the Release has become effective within thirty (30) days of Employee’s date of termination, then on or within thirty (30) days following Employee’s last day of employment with the Corporation, the Corporation shall pay to Employee a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to: (A) the Welfare Continuance Amount, but determined by substituting 24 months for 12 months; plus
(B) 2.99 times (x) Employee’s Base Salary at the rate in effect (i) on the date of termination or, if greater, (ii) immediately prior to the Change of Control, plus (y) Employee’s target annual bonus, or, if greater, actual annual bonus for the most recent fiscal year of the Corporation (i) that ends prior to Employee’s termination or, if greater, (ii) that ends prior to the Change of Control. The amount payable under this Section 5(i)(1) shall be in lieu of any amount payable to Employee under Section 5(d)(i).

(2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of F & M Bank Corp. (the “Holding Company”) securities having 50% or more of the combined voting power of the then outstanding Holding Company securities that may be cast for the election of the Holding Company’s directors other than a result of an issuance of securities initiated by the Holding Company, or open market purchases approved by the Holding Company’s Board of Directors as long as the majority of the Holding Company’s Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Holding Company before such events cease to constitute a majority of the Holding Company’s Board of Directors, or any successor’s board, within one year of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last to occur of such transactions or events.

(3) It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation immediately prior to the date of a Change of Control (or any other accounting firm designated by the Corporation prior to the Change of Control) determine that some or all of the payments or benefits scheduled under this Agreement, together with any other payments or benefits to which Employee is entitled under this Agreement or otherwise, would be nondeductible by the Corporation under Section 280G of the Code or result in an excise tax under Section 4999 of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible or subject to such excise tax. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.

(j) Effective upon Employee’s termination of employment for any reason, Employee shall be deemed to have resigned from all positions that Employee holds as an officer, employee, or member of the Board of Directors (or committee thereof) of the Corporation or any of its Affiliates.

Section 6. Confidentiality/Nondisclosure and Return of Property.

(a) For and in consideration of the promises set forth herein, including without limitation Section 5(d) and Section 5(i), Employee has executed as of the date hereof, and affirms and agrees to the covenants and agreements set forth in, that certain Non-Competition and Confidentiality Agreement by and between Employee and the Bank, the form of which is attached hereto as Exhibit A and which is incorporated herein by reference (the “Restrictive Agreement”), including without limitation Section 3 thereof.  Upon termination of employment for any reason, Employee shall deliver to the Corporation all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation, its Affiliates, or the business, customers, products or services of the Corporation or any Affiliate.

(b) The following notice is provided pursuant to 18 U.S.C. § 1833:  The U.S. Defense of Trade Secrets Act provides civil and criminal immunity to certain whistleblowers for the confidential disclosure of trade secrets (i) to relevant federal government officials or an engaged attorney, when such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a document filed under seal in a lawsuit or other proceeding.

Section 7. Non-Competition and Non-Solicitation. Employee affirms and agrees to the covenants and agreements set forth in the Restrictive Agreement, including without limitation Sections 1 and 2 thereof.

Section 8. Injunctive Relief, Damages, Etc. Employee affirms and agrees to the covenants and agreements set forth in the Restrictive Agreement, including without limitation Sections 1 and 4 thereof.

Section 9. Binding Effect/Assignability. This Agreement shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, “Corporation” shall include any successor to its business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 10. Governing Law; Exclusive Forum. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.  The sole and exclusive forum for any legal action arising out of, or relating in any way to, this Agreement will be the Circuit Court for the County of Rockingham, Virginia.

Section 11. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

Section 12. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its registered office or in the case of Employee to her last known address.

Section 13. Entire Agreement.

(a) This Agreement, as amended and restated hereby, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof, except that the Restrictive Agreement is affirmed, and not superseded, as set forth herein.

(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.

Section 14. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 15. Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

Section 16. Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 17. Section 409A.  This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and each term hereof shall be construed and administered accordingly.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible.  For purposes of Section 409A of the Code, each payment under this Agreement, including each installment payment under this Agreement, shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code.  Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A of the Code.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination or, if sooner, the date of Employee’s death (the “Specified Employee Payment Date”).  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Any payment under Section 5 of this Agreement that is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and that is subject to a release’s becoming effective, and that would otherwise be paid in the first 30 days after your termination date shall be paid, if at all, on such 30th day (subject to any required delay under the preceding paragraph) and any remaining payments shall be made in accordance with their original schedule.

Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Corporation’s applicable policy or benefit plan, but in all events reimbursements shall be paid no later than the 15th day of the third month of the calendar year following the calendar year in which the relevant expense is incurred.  To the extent required for compliance with Section 409A of the Code because the right to reimbursement constitutes a deferral of compensation thereunder, the amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

Section 18. Withholding.  The Corporation shall withhold from any payments under this Agreement amounts for state and federal income taxes, employment taxes, and such other payroll deductions as may from time to time be required by law.

Section 19. Regulatory Prohibition.  Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that neither the Corporation nor the Bank (nor any of their respective successors in interest) shall be required to make any payment or take any action under this Agreement if: (i) such payment or action is prohibited by any governmental agency having jurisdiction over the Corporation or any of its subsidiaries (a “Regulatory Authority”) because the Corporation or any of its subsidiaries is determined by such Regulatory Authority to be troubled, insolvent, in default or operating in an unsafe or unsound manner; or (ii) such payment or action (A) would be prohibited by or would violate any provision of state or federal law applicable to the Corporation or any of its subsidiaries, including, without limitation, the Federal Deposit Insurance Act and the regulations thereunder presently found at 12 C.F.R. Part 359, as now in effect or hereafter amended, (B) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, or any Regulatory Authority or (C) otherwise would be prohibited by any Regulatory Authority. If any payment hereunder is found by any Regulatory Authority, after a full and fair opportunity to be heard, to be in violation of the foregoing, any payment found to have been made in violation of the foregoing shall be immediately returned by Employee to the Corporation.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

F&M BANK CORP.

By:	/s/ Mark C. Hanna
Name:	Mark C. Hanna
Title:	President and Chief Executive Officer

FARMERS & MERCHANTS BANK

By;	/s/ Mark C. Hanna
Name:	Mark C. Hanna
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ Lisa F. Campbell
Lisa F. Campbell

EXHIBIT A
FORM OF RESTRICTIVE AGREEMENT

NON-COMPETITION AND
CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (hereinafter “Agreement”), dated this 18th day of October, 2022, by and between Farmers & Merchants Bank (hereinafter “Bank”) and Lisa F. Campbell (hereinafter “Employee”).  This Agreement supersedes any previous agreements, including without limitation any non-competition and confidentiality agreements, between the parties concerning Employee’s employment, other than the employment agreement by and among F&M Bank Corp., Bank and Employee entered into in connection with Employee’s hiring by Bank, which employment agreement is not superseded hereby.
WHEREAS, Bank is willing to enter into an employment agreement, of even date herewith (the “Employment Agreement”) to Employee only on the condition that Employee executes this Agreement including, specifically, the confidentiality and post-termination covenants contained herein; and
WHEREAS, Employee specifically represents and warrants that she is not a party or subject to any covenant not to compete or other agreement with any employer or person that prevents the performance of her services hereunder; and
WHEREAS, the parties acknowledge and agree that the covenants contained in this Agreement are in consideration for the Employment Agreement and payments that may be made thereunder including payments that may be made under Section 5(d) and Section 5(i) of the Employment Agreement; and
NOW, THEREFORE, in consideration of employment, the premises, the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, Bank and Employee agree as follows:
1. Covenant Not to Solicit or Perform Competing Services for Customers of Bank.  Employee specifically agrees for a period of Eighteen (18) Months following the termination of Employee’s employment with Bank, for any reason including retirement, Employee will not solicit or provide services to any Customer of Bank (as defined herein) where those services compete with the services that Employee was providing for Bank at any time during the twelve (12) month period prior to the termination of Employee's employment.  The term "Customer of Bank," as used herein, shall mean any person or entity for whom Employee performed or actively sought to provide services on behalf of Bank at any time during the twelve (12) month period prior to the termination of Employee's employment with Bank.  This restriction shall only apply within the Marketing Area of Bank, which is defined to encompass the following geographic regions in the Commonwealth of Virginia, specifically: the counties of Rockingham, Augusta, Shenandoah, Page and Frederick, and the cities of Staunton, Waynesboro, Harrisonburg and Winchester.  Additionally, this restriction is not intended to prohibit Employee from selling or offering similar services to persons or entities who are not Customers of Bank.

1

2. Covenant Not to Solicit or Hire Employees.  The parties acknowledge and agree that during Employee's employment with Bank and for a period of Eighteen (18) months after Employee's employment with Bank ceases, for whatever reason, Employee shall not, on Employee's own behalf or on behalf of any other person or entity, solicit for employment or hire, or assist in the solicitation or hiring, of any other employee who works for or is affiliated with  Bank. This includes, but is not limited to: (a) providing to any such prospective employer the identities of any of Bank’s employees; or (b) assisting any of Bank’s employees in obtaining employment with Employee's new employer through the dissemination of resumes or otherwise.
3. Confidential Information and Trade Secrets.  Employee agrees to protect and hold in confidence all Trade Secrets and Confidential Information belonging to Bank (hereinafter collectively referred to as “Bank Information”) that Employee has received through or as a result of Employee’s employment by Bank and to take no action that may cause any such information to lose its character as Bank Information.  Employee shall neither disclose, divulge nor communicate to any third party any such Bank Information.
For purposes of this Paragraph 3, “Confidential Information” means confidential data and confidential information relating to Bank’s business (which does not rise to the status of a Trade Secret) which has value to Bank and is not generally known to its competitors or other third parties, such as Bank pricing information, marketing information, profit margins, customer information, customer preferences, customer lists, and other marketing and sales information that would have value if disclosed to competitors.  Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by Bank, (ii) has been independently developed and disclosed to the public by others, (iii) otherwise enters the public domain through lawful means, or (iv) was already known by Employee at the time of disclosure, and which is not otherwise protected by law.  The provisions in this Agreement restricting the disclosure and use of Confidential Information shall apply during your employment with Bank and for a period of five (5) years following such employment or (if longer) for so long as the Confidential Information constitutes a trade secret under federal or Virginia law; provided, however, that the restrictions on disclosing or using customer or other information protected by law shall remain in effect as required by federal or state laws and regulations including specifically banking laws and regulations.
For purposes of this Paragraph 3, “Trade Secrets” is defined as it is defined in the Uniform Trade Secrets Act, Virginia Code § 59.1-336.  The provisions in this Agreement restricting the disclosure and use of Trade Secrets shall survive the execution of the Agreement and shall survive for so long as the respective information qualifies as a trade secret under applicable law.
4. Injunctive and Other Relief.   Bank and Employee further agree that in the event Employee breaches any of the restrictive covenants herein contained in any way whatsoever, Bank will suffer irreparable harm, and accordingly, shall be entitled to seek injunctive relief to prohibit and enjoin Employee from any continued breach thereof and to recover from Employee its costs and attorney’s fees incurred in enforcing and pursuing its rights herein. The parties agree that the awarding of such injunctive or equitable relief, to the extent allowed by law, will be without the necessity of posting a bond, cash or otherwise. Additionally, Bank is entitled to seek to recover in law or equity any other damages to which Bank may be entitled as a result of any breach by Employee of these restrictive covenants plus all costs and expenses including legal fees.  If Bank is successful in obtaining injunctive relief, such injunctive relief may be applied prospectively to include the duration of the covenant unexpired at the time of the first breach, notwithstanding that the covenant may otherwise have expired at the time relief is granted.
5. Reasonable of Covenants.  Both parties agree and acknowledge that the covenants and definitions set forth in Paragraphs 1 through 3 above are reasonable and just in view of the nature, scope and size of Bank’s business activities, and the confidential knowledge to which Employee has access.
6. Savings and Severability Clause.  Each provision contained herein is an independent and severable agreement between the parties.  Should one or more provisions be deemed invalid, unlawful or unenforceable under the laws of the Commonwealth of Virginia or any other applicable law, each and every other provision shall remain in effect and enforceable by the parties.
7. Waiver.  The waiver or failure to enforce any provision contained in this Agreement shall not operate or be construed as consent to any breach by Employee nor shall any waiver of or failure to enforce any provision affect  Bank’s ability to enforce each and every provision of this Agreement at all times.
8. Amendment.  No change to this Agreement shall be effective unless set forth in writing, and agreed to by the parties, as evidenced by their signatures thereupon.
9. Choice of Law.  This Agreement is made under and will be construed and interpreted in accordance with the laws of the Commonwealth of Virginia.
10. Exclusive Forum.  The sole and exclusive forum for any legal action arising out of, or relating in any way to, this Agreement will be the Circuit Court for the County of Rockingham, Virginia.
11. Successors and Assigns. The provisions of this Agreement shall be binding upon the parties hereto and upon any successor to or assignee of Bank.
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12. Assignability.  Employee may not assign her rights and obligations under this Agreement.  Employee, however, acknowledges and agrees that Bank may assign its rights and obligations under this Agreement to any affiliate of Bank, or any other successor entity in the event of the merger or consolidation of  Bank or in connection with the sale of all or substantially all of  Bank’s business or assets.
IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed, all on the day and year first above written.
Bank:
Farmers & Merchant Bank

By:	/s/ Mark C. Hanna
Name:	Mark C. Hanna
Title:	President and Chief Executive Officer

Employee:

/s/ Lisa F. Campbell
Lisa F. Campbell

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